PROMISSORY NOTE
$3,000,000.00                                        Louisville, Kentucky
October 15, 2013

For value received, INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (the “Borrower”), promises to pay ON DEMAND to the order of WESSCO, LLC (“Lender”), at its offices located at 7100 Grade Lane, Louisville, Kentucky 40213, or such other location as Lender may from time to time designate, the sum of THREE MILLION AND 00/100 DOLLARS together with interest on the principal amount thereof as provided below from the date of disbursement thereof until paid, all in lawful money of the United States of America and in immediately available funds.

1.
Rate of Interest. The principal sum outstanding hereunder shall bear interest at a floating rate per annum equal to three and one half of one percent (3.50%) in excess of the “One Month LIBOR Rate”, being the rate of interest relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) on each relevant date of determination (the “Interest Rate”). The Interest Rate shall be adjusted automatically on the first (1st) day of each month during the term of this Note. All interest calculations under this Note will be made based on a year of 360 days for the actual number of days in each interest period. In no event will the rate of interest hereunder exceed the highest rate permitted by applicable law.

2.
Payments and Application of Payments. This Note will be payable to Lender on the Maturity Date. As used herein, the term “Maturity Date” will mean the earlier of (i) demand, which may be made at any time in Lender’s sole discretion, provided that Lender may not make demand prior to December 31, 2016, or (ii) the filing by or against Borrower of a petition in bankruptcy, for a reorganization, arrangement or debt adjustment, or for a receiver, trustee or similar creditors’ representative for its, his, or her property or any part thereof, or of any other proceeding under any federal or state insolvency or similar law (and if such petition or proceeding is an involuntary petition or proceeding filed against Borrower without his, her, or its acquiescence therein or thereto at any time, the same is not promptly contested and, within 60 days of the filing of such involuntary petition or proceeding, dismissed or discharged), the making of any general assignment by Borrower for the benefit of creditors, or Borrower dissolves or is the subject of any dissolution, winding up, or liquidation. The failure of Borrower to immediately pay all such funds that are due to Lender upon the Maturity Date will constitute an event of default (“Event of Default”) hereunder.

Payments received will be applied in the following order: (i) to repayment of any amounts owed to Lender for charges, fees and expenses, (ii) to accrued interest, and (iii) to principal. Additional payments may be made under this Note at any time without premium or penalty but each such payment will be applied in the foregoing order and, to the extent applied to principal, will be applied to the net principal balance payable hereunder on the Maturity Date.

3.
Demand. Immediately and automatically upon the Maturity Date, and without notice or demand of any kind (which are hereby expressly waived except to the extent demand is specifically required under clause (i) of the definition of the term “Maturity Date” in the Section of this Note entitled “Payments and Application of Payments” above): (i) the outstanding principal balance hereunder, together with all accrued and unpaid interest thereon, will become immediately due and payable, (ii) Borrower will pay to Lender all reasonable costs and expenses incurred by Lender in connection with Lender’s efforts to collect the indebtedness evidenced hereby, and (iii) Lender may offset and apply to all or any part of the indebtedness evidenced hereby all moneys, credits and other property of any nature whatsoever of Borrower now or hereafter in the possession of, in transit to or from, under the control or custody of Lender.

4.	Miscellaneous.

4.1
This Note will bind Borrower and the heirs, executors, administrators, successors and assigns of Borrower, and the benefits hereof will inure to the benefit of Lender and its successors and assigns. All references herein to the “Borrower” and “Lender” will include the respective heirs, administrators, successors and assigns thereof.

4.2
If any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision and without invalidating any other provision in this Note.

4.3
Without limiting the generality of the foregoing, if from any circumstances whatsoever the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event will any exaction of interest be possible under this Note in excess of the limit of such validity and the right to demand any such excess is hereby expressly waived by Lender. As used in this paragraph, “applicable usury statute” and “applicable law” mean such statute and law in effect on the date hereof, subject to any change therein that results in a higher permissible rate of interest.

4.4
If at any time all or any part of any payment or transfer of any kind received by Lender with respect to all or any part of this Note is repaid, set aside or invalidated by reason of any judgment, decree, or order of any court or administrative body, or by reason of any agreement, settlement, or compromise of any claim made at any time with respect to the repayment, recovery, setting aside, or invalidation of all or any part of such payment or transfer, Borrower’s obligations under this Note will continue (and/or be reinstated) and Borrower will be and remain liable, and will indemnify, defend, and hold harmless Lender for the amount or amounts so repaid, recovered, set aside, or invalidated and all other claims, demands, liabilities, judgments, losses, damages, costs, and expenses incurred in connection therewith. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment or transfer, and any such contrary action so taken will be without prejudice to Lender’s rights hereunder and will be deemed to have been conditioned upon such payment or transfer having become final and irrevocable. The provisions of this Section will survive any termination, cancellation, or discharge of this Note.

4.5	Time is of the essence in the performance of this Note.

4.6
This Note has been delivered to and accepted by Lender and will be deemed to be made in the State where Lender’s office indicated above is located. This Note will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where Lender’s office indicated above is located, excluding its conflict of laws rules, and will include all matters arising out of or relating to this Note, including without limitation claims as to its validity, interpretation, construction, performance, and all claims sounding in tort.

INDUSTRIAL SERVICES OF AMERICA, INC.

By /s/ Alan Schroering
Name: Alan Schroering
Title: Interim Chief Financial Officer and VP of Finance